EXHIBIT 10.41


                       FIRST AMENDMENT TO LEASE AGREEMENT
                       ----------------------------------

        THIS FIRST AMENDMENT ("Amendment") is made as of the 21st day of JANUARY, 1999 by and between the LIBERTY PROPERTY LIMITED PARTNERSHIP ("Landlord"), successor in interest to Indian Creek Holding Associates Limited Partnership, and AMVAX, INC. f/k/a SELCORE LABORATORIES, INC. ("Tenant").

        RECITAL A. Landlord leases to Tenant approximately 22,800 rentable square feet of space in the building located at 12040 Indian Creek Court, Beltsville, Maryland (the "Building") pursuant to a Lease Agreement dated December 31, 1987 (the "Lease Agreement"). The Lease Agreement, together with the Rider to Agreement of Lease (the "Rider") and all other exhibits attached thereto, are collectively referred to herein as the "Lease".

        RECITAL B. Landlord and Tenant have agreed to amend the Lease under the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.  AMENDMENT TO SECTION 2 - TERM.  The "Term" of the Lease,  defined in
Section 2 of the Lease, is hereby extended for an additional period of 10 years (the "Extension Period") beyond the Term set forth in the Lease. Likewise, the "Expiration Date" of the Term of the Lease, also defined in Section 2 of the Lease, is hereby changed to February 28, 2009. In addition, Sections 2(a) and
(b) of the Lease are hereby deleted and replaced with the following:

            If Tenant, or person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in the Lease, except that the monthly installment of Minimum Rent during such continued occupancy shall be double the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

        2. AMENDMENT TO SECTION 5 - MINIMUM RENT. Beginning on March 1, 1999, and continuing during the Extension Period, the net component of the minimum annual rent under the Lease, set forth in Section 5 of the Lease, shall be as follows:

         Year of                   Annual                Monthly
     Extension Period              Amount              Installment
     ----------------              ------              -----------

     3/1/99 - 2/29/00            $356,986.00           $29,748.83
     3/1/00 - 2/28/01            $367,695.58           $30,641.30
     3/1/01 - 2/28/02            $378,726.45           $31,560.54


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     3/1/02 - 2/28/03            $390,088.24           $32,507.35
     3/1/03 - 2/29/04            $401,790.89           $33,482.57
     3/1/04 - 2/28/05            $413,844.61           $34,487.05
     3/1/05 - 2/28/06            $426,259.95           $35,521.66
     3/1/06 - 2/28/07            $439,047.75           $36,587.31
     3/1/07 - 2/29/08            $452,219.18           $37,684.93
     3/1/08 - 2/28/09            $465,785.76           $38,815.48

        Such net component of the Minimum Rent and all additional rent and other charges under the Lease, shall continue to be paid in the manner and at the times provided in the Lease.




        3. Sections 2 and 31(g) of the Rider to the Lease are hereby deleted from the Rider and replaced with the following provisions:

            Tenant shall have an option to renew the Term of the Lease upon its expiration for an additional period of 10 years (the "Renewal Term," which shall be deemed part of the Term), subject to the following terms:

            (A) In order to exercise this option to renew the Lease, Tenant must give Landlord written notice of its election to renew not later than 365 days before the expiration of the then-current Term. All terms of the Lease shall remain in full force and effect for the Renewal Term, except that at Landlord's option, the standard terms of the Lease which are not specific to the Tenant's occupancy shall be replaced with the Landlord's then-current lease agreement form (with the understanding that the new Rider Section 11 set forth in Paragraph 5 of this Amendment below is not one such clause to be replaced), which Tenant shall execute within 30 days after receipt thereof, and except that the annual minimum rent for the Renewal Term shall be as follows:

         Year of                    Annual                Monthly
     Extension Period               Amount              Installment
     ----------------               ------              -----------

     3/1/09 - 2/29/10             $489,075.05           $40,756.25
     3/1/10 - 2/28/11             $513,528.80           $42,794.07
     3/1/11 - 2/28/12             $539,205.24           $44,933.77
     3/1/12 - 2/28/13             $566,165.50           $47,180.46
     3/1/13 - 2/29/14             $594,473.78           $49,539.48
     3/1/14 - 2/28/15             $624,197.47           $52,016.46
     3/1/15 - 2/28/16             $655,407.34           $54,617.28
     3/1/16 - 2/28/17             $688,177.71           $57,348.14
     3/1/17 - 2/29/18             $722,586.59           $60,215.55
     3/1/18 - 2/28/19             $758,715.95           $63,226.33

            (B) If Tenant fails to give notice exercising the foregoing option by the date required herein, or if at the time Tenant exercises



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   such  option or at  commencement  of the  Renewal  Term the Tenant is in default of any term of this Lease past applicable notice or grace periods, or if this Lease is assigned by Tenant or the Premises sublet in whole or in part to any party which is not affiliated with Tenant,
   then  Tenant's  right  and  option  to  renew  shall  be   automatically
   terminated and of no further force or effect.

        4. AMENDMENT TO SECTION 7 - INSURANCE. Section 7(b) of the Lease is hereby deleted and replaced with the following provision:

            Tenant, at its own expense, shall keep in effect comprehensive general liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury
        (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $1,000,000 per occurrence and a general aggregate limit of not less than $3,000,000 (which aggregate limit shall apply separately to each of Tenant's locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord's agent as insured parties with respect to the Premises, shall be written on an "occurrence" basis and not on a "claims made" basis, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord, and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best's Insurance Reports. Tenant shall deliver to Landlord on or before the date on which the Extension Period becomes effective, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described herein.

        5. AMENDMENT TO RIDER SECTION 11 - ALTERATIONS BY TENANT. Section 11 of the Rider to the Lease is hereby deleted from the Rider and replaced with the following:

            Notwithstanding anything in Section 11 of the Lease to the contrary, in those instances where Tenant is required to seek Landlord's prior written approval for alterations or improvements to the Premises, Tenant shall deliver to Landlord, in advance of any proposed construction, plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations or improvements as may be reasonably requested by Landlord. Deliveries to Landlord pursuant to this section shall be subject to the terms of the written confidentiality agreement dated December 23, 1997 and previously executed by Landlord and Tenant if designated for such treatment by Tenant at the time of delivery to Landlord. Landlord agrees to respond to Tenant's request for approval within 15 days after receiving such information. Landlord acknowledges that the conduct of Tenant's business and the use of the Premises in connection with Tenant's business are subject to the rules and regulations of the U.S. Food and Drug Administration and other governmental agencies, offices, departments, bureaus and boards. Landlord agrees that it shall not unreasonably


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        withhold or  condition  its consent for any such  approvals to the extent the same are reasonably necessary to cause Tenant or the Premises to be in compliance with all laws, rules, orders, ordinances, directives, regulations, and requirements of all governmental agencies, offices, departments, bureaus
        and  boards   having   jurisdiction   over  the  same  ("Legal
        Requirement"). Nothing in this Lease shall be construed to require Tenant to violate any Legal Requirement, and if it is determined that there are any additional restoration costs associated with any improvements, alterations or additions proposed by Tenant as a result of a Legal Requirement or otherwise, then as a condition of Landlord's approval Tenant may be required to pay Landlord as an additional security deposit an amount equal to the incremental demolition costs
        (if  any)   necessary  as  a  result  of  such   improvements,
        alterations or additions to restore the Premises to a building shell condition. In each instance, such incremental demolition costs shall be determined based on estimates of a third party contractor mutually acceptable to the parties.

            In addition, and notwithstanding anything in the Lease to the contrary, Tenant shall be obligated, at the Tenant's expense and prior to the expiration of the last day of the Term of the Lease, to (i) remove all trade fixtures, machinery, equipment and personal property installed at the Premises by Tenant, (ii) restore the Premises to a so-called "building shell" condition as existing prior to any alterations or improvements made by Tenant, and (iii) repair any damage to the Premises or the building or property caused by such removal and restoration.

        6. AMENDMENT TO RIDER SECTION 18 - INDEMNIFICATION. Section 18 of the Rider to the Lease is hereby deleted from the Rider and replaced with the following:

            (A) Landlord hereby indemnifies and holds harmless the Tenant from any claims, suits, losses, damages (but not consequential damages) and expenses, including attorneys' fees and court costs, arising from any maintenance, repair or other construction work which is performed by the Landlord at the Premises after the receipt by Landlord from Tenant of written notice of the need for such work.

            (B) Tenant shall be responsible for insuring, at replacement cost as appropriate, all furniture, equipment, machinery, appliances and other personal property owned by the Tenant and all alterations, fixtures and improvements made by Tenant at the Premises.

        7. AMENDMENT TO SECTIONS 25 AND 28 - DEFAULTS/REMEDIES. Sections 25 and 28 of the Lease and Section 28 of the Rider to Lease are hereby deleted and replaced with the following:

            (A) An "event of default" shall have occurred under the Lease upon occurrence of any one of the following: (a) the Tenant fails to pay any amount of annual minimum or basic rent, additional rent or any other sum due hereunder, and such delinquency continues for a period of 10 days after written notice from Landlord, or (b) Tenant fails to perform


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   any of its other duties or obligations,  and such breach continues for a period of 30 days after written notice from Landlord or, if such breach cannot be cured within 30 days, within a reasonable time not to exceed 90 days provided that tenant commences to cure such breach within 30
   days  after  such  notice  and  diligently   prosecutes   such  cure  to
   completion.

            (B) Upon the occurrence of any event of default, the Landlord may take any or all of the following actions:

               (1) Perform on behalf of and at the expense of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, the total cost of which by Landlord, together with interest thereon at the rate of 12% per annum from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand.

               (2) With or without terminating the Lease, re-enter the Premises with or without court action or summary proceedings and remove all property and persons therefrom, all without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby.

               (3) With or without terminating this Lease, and from time to time, make such improvements, alterations and repairs as may be necessary in order to relet the Premises, and relet the Premises or any part thereof upon such term or terms, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable.

               (4) Enforce any provision of the Lease or any other agreement between the parties by injunction, temporary restraining order or other similar equitable remedy, to which the Tenant hereby expressly consents and agrees.

               (5) Exercise any other legal or equitable right or remedy which it may have by law or otherwise.

            (C) Upon any event of default, Tenant shall remain liable to the Landlord for the following amounts: (i) any rent of any kind whatsoever which may have become due with respect to the period in the Term which has already expired, (ii) all rent which becomes due during the remainder of the Term (except that which is actually collected from replacement tenants, if any), (iii) all out-of-pocket costs, fees and expenses incurred by Landlord in leasing the Premises to others from time to time, including but not limited to leasing commissions, construction and other build-out costs, design and permitting costs and the like, and (iv) all out-of-pocket costs, fees and expenses incurred by Landlord in pursuit of its remedies hereunder, including but not limited to attorneys' fees and court costs. Furthermore, at Landlord's option, Tenant shall be obligated to pay, in lieu of item (ii) above in this paragraph, an amount (the "Substitute Amount") which is equal to
   (a) the present value of all rent which would become due during the remainder of the Term, including all additional rent, with such present



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   value to be  determined  by  discounting  at an annual  rate of interest which is equal to the bond-equivalent yield for the most recent auction of U.S. Treasury Bills with a 1-year maturity (the "Discount Rate"), minus (b) the fair market rental value of the Premises for the remainder of the Term, as determined and calculated (i) taking into account vacancy periods for reletting, build-out costs for new tenants and other factors, (ii) by discounting to present value at the Discount Rate as appropriate, and (iii) by an independent real estate professional selected by Landlord. Tenant and Landlord acknowledge and agree that payment to Landlord of the foregoing Substitute Amount is a reasonable forecast of the actual damages which will be suffered by Landlord in case of an event of default by Tenant, which actual damages are otherwise difficult or impossible to ascertain, and therefore such payment and reimbursement together constitute liquidated damages and not a penalty. All such amounts shall be payable upon demand by Landlord.

            (D) All parties hereto, both the Landlord and Tenant as principals and any guarantors, hereby release and waive any and all rights provided by law to a trial by jury in any court or other legal proceeding initiated to enforce the terms of this Lease, involving any such parties, or connected in any other manner with this Lease.

    (E) Any amount of annual minimum or basic rent, additional rent or other sum or charge which is not paid when due hereunder shall bear interest at an annual rate of 12% from the date due until paid.

        8. AMENDMENT TO SECTION 32 - NOTICES. Section 32 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

            Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder must be in writing and may be given by (i) personal delivery, (ii) overnight courier, (iii) U.S. certified or registered mail (and, if given by mail, such notice or other communication shall be deemed given 2 days after being posted), or (iv) confirmed facsimile transmission, to the parties at the following addresses:

          Landlord:

          Liberty Property Limited Partnership
          c/o Liberty Property Trust
          9145 Guilford Road, Suite 100
          Columbia, MD    21046

          Tenant:

          AMVAX, Inc.
          c/o North American Vaccine, Inc.
          10150 Old Columbia Road
          Columbia, MD    21046


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        Either party may, by notice to the other given  pursuant to this Section
32, specify additional or different addresses for notice purposes.

        9. AMENDMENT TO SECTION 33 - SECURITY DEPOSIT. Simultaneously with the execution and delivery of this Amendment by Tenant to Landlord, Tenant shall pay to Landlord an amount of $154,200.00 by certified check or wire transfer of funds, to be held by Landlord as additional security deposit money pursuant to
Section 33 of the Lease. The parties hereby agree that such payment, together with the $60,800.00 previously paid by Tenant as a security deposit under the Lease (notwithstanding anything to the contrary in the Lease), shall comprise a total security deposit of $215,000.00, and such amount shall be held, without interest, for the duration of the Term as security for Tenant's performance of the Lease.

        10. APPROVAL OF IMPROVEMENTS. By its execution of this Amendment, Landlord approves the alterations to the Premises made by the Tenant as described in the architectural and engineering plans prepared by Quasar Engineers, Architects and Constructors (Project # 94-E-101) submitted to
Landlord under transmittals numbered 98-023 (dated 2/13/98), 98-024 (dated 2/20/98) and 98-112 (dated 10/27/98). In addition, Landlord hereby acknowledges that, to Landlord's knowledge (without independent investigation), provided Tenant makes the payment required by Section 8 of this Amendment above, (i) Tenant is not in default under the Lease as of the date of this Amendment, and
(ii) there exists no occurrence or circumstance which, with the giving of notice and the passing of time, will become an event of default under the Lease.

        11. SURVIVAL. The Lease will remain in full force and effect, binding on the parties and unmodified except as expressly set forth in this Amendment. In the case of any conflicts between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall govern.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment intending to be legally bound thereby.


                                Landlord:
                                LIBERTY PROPERTY LIMITED PARTNERSHIP

                                By: Liberty Property Trust, Sole General Partner


Date signed: 1-22-98            By: /s/ Michael C. Weitzmann
                                Name: Michael C. Weitzmann
                                Title: Sr. Vice President



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                                TENANT:
Date signed: January 21, 1999
             ________________             AMVAX, INC.
Witness/Attest:



 /s/  Russell P. Wilson         By:  /s/ Lawrence J. Hineline
______________________________      ____________________________________________
Name:  RUSSELL P. WILSON            Name:   LAWRENCE J. HINELINE
Title: ASSISTANT SECRETARY          Title:  VICE PRESIDENT-FINANCE



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